EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by WILLIAM W. BOOTH (hereinafter referred to as “EMPLOYEE”) and COINSTAR, INC., a Delaware corporation (hereinafter referred to as “THE COMPANY”).

RECITALS

A. EMPLOYEE has been employed by THE COMPANY as Senior Vice President of Retail Development and his employment will terminate effective August 31, 2003.

B. EMPLOYEE and THE COMPANY wish to enter into an agreement to clarify and resolve any outstanding matters that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

D. THE COMPANY has advised EMPLOYEE of his right to consult an attorney prior to signing this Agreement and had provided him with at least 21 days to consider its severance offer and to seek legal assistance. EMPLOYEE has consulted an attorney of his choice and understands that he is waiving all potential claims against THE COMPANY.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. EMPLOYMENT: ENDING DATE AND CHARACTERIZATION

EMPLOYEE’s employment with THE COMPANY terminates effective August 31, 2003. EMPLOYEE has no further employment duties or responsibilities to THE COMPANY thereafter. EMPLOYEE and THE COMPANY agree that for all future purposes they will characterize his termination of employment as a voluntary resignation. However, nothing in this Agreement shall preclude EMPLOYEE from representing for the sole purpose of seeking unemployment compensation benefits that he resigned “in lieu of termination,” a representation which THE COMPANY will confirm for this purpose.

2. SEVERANCE PAY AND BENEFITS

THE COMPANY agrees to provide EMPLOYEE nine (9) month’s severance pay at the gross rate of twelve thousand six hundred twenty-five dollars ($12,625) per month, less applicable deductions and tax withholdings, payable at EMPLOYEE’s regularly prescribed payroll intervals and commencing in September, 2003. EMPLOYEE may self-pay medical insurance benefits under COBRA for 18 months following termination of employment, with THE COMPANY agreeing to pay the EMPLOYEE’s premiums for nine (9) months of such 18-month period commencing in September, 2003. All other employment benefits shall cease effective August 31, 2003, upon EMPLOYEE’s termination.

3. OUTPLACEMENT/FINANCIAL CONSULTING

During 2003, the COMPANY shall provide EMPLOYEE with (a) outplacement services provided by an outplacement firm mutually agreed upon between COMPANY and EMPLOYEE in an amount not to exceed Five Thousand Dollars ($5,000); and (b) fifteen (15) hours of financial/tax consulting services provided by an advisor of EMPLOYEE’S choice in an amount not to exceed Three Thousand Seven Hundred Fifty Dollars ($3,750). Such services shall be evidenced by appropriate invoices and billed directly to THE COMPANY.

4. VALID CONSIDERATION

EMPLOYEE and THE COMPANY agree that THE COMPANY’s payments and other undertakings herein are not required by THE COMPANY’s policies or procedures or any contractual obligation and are offered by THE COMPANY solely as consideration for this Agreement.

5. RETURN OF PROPERTY

EMPLOYEE confirms that he will turn over to THE COMPANY all files, memoranda, records, credit cards and other documents or physical property that he received from THE COMPANY or its employees or generated by EMPLOYEE in the course of employment with THE COMPANY, and which relate to its business.

6. CONFIDENTIALITY

THE COMPANY and EMPLOYEE agree to keep the terms of this Agreement completely confidential and will not describe any information concerning this

Agreement or its terms, except as may be required by law or in order to ensure compliance with this Agreement.

7. NONDISPARAGEMENT OBLIGATION

EMPLOYEE and THE COMPANY shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of EMPLOYEE or THE COMPANY.

EMPLOYEE acknowledges that the non-disparagement provisions of this Section 7 are essential to THE COMPANY, that THE COMPANY would not enter into this Agreement if it did not include this Section 7, and that damages sustained by THE COMPANY as a result of a breach of this Section 7 cannot be adequately quantified or remedied by damages alone. Accordingly, THE COMPANY shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 7.

8. GENERAL RELEASE OF CLAIMS

THE COMPANY and EMPLOYEE hereby fully release and discharge each other (and in the case of THE COMPANY, its officers, directors, stockholders, employees, agents and representatives) from any and all debts, obligations, promises, actions or claims of whatever kind or nature that existed or may have existed as of the date of this Agreement, including but not limited to all claims arising in any way out of EMPLOYEE’s employment with THE COMPANY and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits or damages of any kind whatsoever, arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on THE COMPANY’s right to terminate employees, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. EMPLOYEE represents that he has not filed any complaints, charges or lawsuits against THE COMPANY with any governmental agency or any court, and agrees that he will not initiate, assist or encourage any such actions. This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude EMPLOYEE or THE COMPANY from filing a lawsuit for the exclusive purpose of enforcing their rights under this Agreement. If litigation becomes necessary to enforce any provision of this Agreement, the prevailing party shall be entitled to receive, as an additional award to any damages hereunder, reasonable attorneys’ fees, and costs of litigation.

9. NONCOMPETITION, NONDISCLOSURE AND NONSOLICITATION

9.1 For a period of nine (9) months after termination of employment with THE COMPANY, EMPLOYEE will not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of (a) any business or entity, including a subsidiary or affiliate, who sells, leases, or places self-service coin counting machines in retail locations including but not limited to Scan Coin, Cummins-Allison and De La Rue; and (b) the following companies, their subsidiaries and affiliates: Boston Communications Group, Inc., Blackstone,            , Commerce Bank,            , Financial Supermarkets, Inc., GTS Prepaid, GenPass, Money Networks, Next Estate Communications, Pre Cash, Pre Solutions, Qcomm, Radiant, US South, Vesta, and Western Union. For a period of nine (9) months after termination of employment with THE COMPANY, EMPLOYEE also agrees he will not actively solicit or entice, or actively attempt to solicit or entice, any employee, consultant, or customer of THE COMPANY to cease his, her or its relationship with THE COMPANY.

9.2 EMPLOYEE reaffirms the obligations set forth in the Proprietary Information and Inventions Agreement dated April 10, 1995, provided, however, the provisions of paragraphs 2(e) and 3 thereof are superceded by this Agreement and shall be applicable for a period of only nine (9) months following termination.

10. REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

EMPLOYEE and THE COMPANY agree that he shall have twenty-one (21) days to review this Agreement and consult legal counsel if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by THE COMPANY. EMPLOYEE may revoke this Agreement if he so chooses by providing notice of his decision to revoke the Agreement to THE COMPANY within twenty-one (21) days following the date he signed this Agreement. This Agreement shall become effective and enforceable upon expiration of this twenty-one (21) day revocation period.

11. SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

12. KNOWING AND VOLUNTARY AGREEMENT

EMPLOYEE and THE COMPANY represent and agree that they have read this Agreement, understand its terms, understand that they have the right to consult counsel of choice, and, being fully advised as to the legal effect of this Agreement, have executed this instrument freely and voluntarily.

13. ENTIRE AGREEMENT

Except for (1) the continuing obligations of Executive under that certain Proprietary Invention and Information Agreement effective April 10, 1995; (2) Coinstar’s Insider Trading and Communications Policy, as most recently amended; and (3) the continuing rights and obligations under EXECUTIVE’S existing stock option agreements, this Agreement sets forth the entire understanding between EMPLOYEE and THE COMPANY and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of his employment with THE COMPANY and the termination of the employment relationship. EMPLOYEE acknowledges that, in executing this Agreement, he does not rely upon any representation or statement by any representative of THE COMPANY concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

14. APPLICABLE LAW

This Agreement and all obligations and duties under this Agreement shall be governed by and interpreted according to the laws of the State of Washington, without regard to their conflict of laws provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

COINSTAR, INC.:		EMPLOYEE:

By:	/s/ DAVID W. COLE	/s/ WILLIAM W. BOOTH
	David W. Cole	William W. Booth
Title:	Chief Executive Officer
Dated: August 25, 2003		Dated: August 25, 2003